Exhibit 99.4

                       3Q 2003 EARNINGS CONFERENCE CALL
                 Remarks of Michael S. Geltzeiler, SVP and CFO
                                April 25, 2003

Thanks, Tom and Tom.

I will briefly review details of our cash flow performance, debt position, and other financial matters.

Third quarter cash flows at Reader's Digest typically exceed EBITDA, as we recover working capital generated during the heavy Christmas selling
season.   For the quarter, the company generated a robust $60 million in free cash flow versus $33 million in the prior year. We define free cash flow as change in cash before the change in total borrowings, dividends, share repurchases and acquisitions.

The cash flow improvement arose from improved working capital, as well as, incremental cash flow generated by Reiman. However, we see some of this working capital improvement as timing-related compared with prior year and therefore, expect Q4 free cash flow to be lower than prior year.

For the full year, we expect free cash flow to be at the upper end of our previously communicated projections, approximating or possibly exceeding last year's level of $160 million. Year to date, we have generated $136 million of free cash flow.

Our debt position, net of cash was reduced by $46 million this quarter to $836 million. Total debt declined from $950 million to $917 million, a reduction of $33 million, while our cash position increased by $13 million to $81 million. The balance of our free cash flow this quarter was disbursed for our quarterly dividend and to settle the remaining recapitalization costs.

During the quarter, we paid-off our revolver and made a $10 million voluntary
principle payment against the term loans.   Based on current cash flow
projections, we expect to retire approximately $50 million in debt during the fourth quarter.

As of the third quarter, we are compliant with all of our debt covenants. Although we are on track to achieve our debt and free cash flow targets for this year, we expect to report lower EBITDA as a result of the restructuring charge. To ensure we have ample operating cushion, we have initiated discussions with our lead lenders and will be pursuing an amendment to modify the leverage covenant component of our credit agreement. We expect to have this completed during the fourth quarter.

The company's average interest rate on outstanding debt for the third quarter was 3.8%, down from 4.1% in the second quarter. By locking in current favorable LIBOR rates, the company expects its weighted average interest rate to remain below 4% for the remainder of this fiscal year. Interest expense, net for the third quarter was approximately $10 million.

As mentioned earlier, the company accelerated plans to reduce operating costs by announcing a restructuring charge of $16 million. This charge is almost entirely severance, as the company will eliminate nearly 200 positions within our overhead functions, primarily in the international operations. Cash expenses for this and previous restructuring actions were $8 million this quarter and $19 million year-to-date. Total headcount declined by 85 positions from the end of the second quarter, 225 positions from year-end fiscal 2002, and 424 positions or 9% below last year's third quarter. Third quarter operating expenses on a constant dollar, constant portfolio basis were 10% lower than last year. This includes an unfavorable $4 million impact attributed to lower pension income and higher post-retirement medical costs.

In February, we finalized the legal settlement with Class A shareholders
related to the recapitalization.   The expenses for this claim were reported
in the second quarter. During the third quarter, we reached an agreement with our insurer to recover $2.5 million of these costs. This recovery, which benefits EPS by $.03, is reported as a special item within the other income and expense, net portion of the income statement.

We will now answer any questions.